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IMH FINANCIAL CORPORATION ANNOUNCES FINAL RESULTS OF TENDER OFFERS

Scottsdale, Arizona (January 28, 2019) – IMH Financial Corporation (the "Company") today announced the final results of its tender offers which expired at 5:00 P.M., Eastern Time, on January 11, 2019.

Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offers, a total of 2,016,738 shares of the Company’s Class B Common Stock (“Class B Shares”) and 101,676 shares of the Company’s Class C Common Stock (“Class C Shares”) were properly tendered and not properly withdrawn. Because the tender offers were oversubscribed, shares were accepted from tendering shareholders on a pro rata basis (other than with respect to tendering odd lot holders whose entire tender was accepted pursuant to the terms of the tender offers) so that the Company has accepted for purchase 477,170 Class B Shares and 22,830 Class C Shares. These shares represent approximately 3.3% of each of the Class B Shares and Class C Shares outstanding. The Company has been informed by the depositary that the proration factors for the tender offers are approximately 23.7% and 22.4%, respectively, for the Class B tender offer and Class C tender offer.

The aggregate purchase price for the shares purchased in these tender offers is $1.0 million, excluding fees and expenses relating to the tender offers. The Company will pay for the shares purchased by it in the tender offers and the related fees and expenses using available cash. The depositary will promptly issue payment for the shares accepted for purchase, and return shares not accepted for purchase by crediting those shares to the account maintained for that shareholder with the Company’s transfer agent.

Lawrence D. Bain, Chairman and CEO of IMH Financial Corporation, said, “We are pleased that the tender offers were successfully completed and that we were able to provide participating shareholders with liquidity without having to incur any brokerage expenses.”

If shareholders have any questions, please call the depositary, Computershare, by telephone, toll free at (800) 546-5141 or contact Denise Garcia, the Company’s Assistant Vice President – Shareholder Services via email: dgarcia@imhfc.com or by telephone at (480) 840-8452.

About IMH Financial Corporation

IMH is a real estate investment and finance company based in the southwestern United States engaged in various and diverse facets of the real estate lending and investment process, including origination, acquisition, underwriting, servicing, enforcement, development, marketing, and disposition.

Certain Information Regarding the Tender Offer

The information in this press release describing the Company's tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares

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of the Company's common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that the Company has distributed to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company has filed with the Securities and Exchange Commission from the Securities and Exchange Commission's website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, by contacting them by telephone toll free at (800) 761-6521.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements regarding the tender offer, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect the Company’s future results and could cause results to differ materially from those expressed in its forward-looking statements are more fully discussed in its filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.